UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2010 (June 28, 2010)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2010, the Registrant amended its employment agreement with Chief Executive Officer Joseph M. Kozak, to increase Mr. Kozak’s compensation.  The Registrant also granted a stock option and a restricted stock grant to Mr. Kozak.

The Registrant has increased Mr. Kozak’s annual salary from $250,000 to $500,000. Mr. Kozak continues to be eligible to receive a cash bonus of up to $250,000, payable annually. Previously, Mr. Kozak’s bonus compensation was payable semi-annually.

The Registrant granted Mr. Kozak an option covering 3,500,000 shares of the Registrant’s Common Stock, at the exercise price of $1.10, the closing price of the Registrant’s Common Stock on the grant date.  The option will vest in three equal installments beginning on the first anniversary of the grant date.

The Registrant also granted Mr. Kozak a restricted stock award covering 3,500,000 shares of the Registrant’s Common Stock, at a price of $1.10 per share, the closing price of the Registrant’s Common Stock on the date of the grant.  The restricted stock award will vest in three equal installments beginning on the first anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date: July 19, 2010	By:	/s/ David A. Buckel
David A. Buckel, Chief Financial Officer